AllianceBernstein Large Cap Growth Fund
January-06

Exhibit 77E

Legal Proceedings
On September 12, 2002, a complaint entitled Lawrence E. Jaffe Pension
Plan, Lawrence E. Jaffe Trustee U/A 1198 v. Alliance Capital Management L.P., Alfred Harrison and Alliance Premier Growth Fund, Inc. (Jaffe Complaint) was filed in federal district court in the Southern District of New York against the Adviser, Alfred Harrison and the Fund, alleging violation of the 1940 Act. The Jaffe Complaint alleges that the defendants breached their fiduciary duties of loyalty, care and good faith to the Fund by causing the Fund to invest in the securities of Enron Corp. (Enron) and that the agreements between the Fund and the Adviser violated the 1940 Act because all of the directors of the Fund should be deemed interested under the 1940 Act. Plaintiff seeks damages equal to the Funds losses as a result of the Funds investment in shares of Enron and a recovery of all fees paid to the Adviser beginning November 1, 2000. On March 24, 2003, the court granted the Advisers motion to transfer the Jaffe Complaint to the United States District Court for the District of New Jersey. The Fund is no longer named as a defendant in this case. On January 23, 2004, defendants moved to dismiss the Jaffe Complaint. On May 23, 2005 the District Court granted the defendants motion and dismissed the Complaint. Plaintiff has not filed an appeal. The Adviser believes that plaintiffs allegations in the Jaffe Complaint are without merit and intend to vigorously defend against these allegations.

On December 13, 2002, a complaint entitled Patrick J. Goggins et al. v. Alliance Capital Management L.P. et al. (Goggins Complaint) was filed in federal district court in the Southern District of New York against the Adviser, the Fund and individual directors and certain officers of the Fund. The Goggins Complaint alleges that defendants violated the Securities Act, because the Funds registration statements and prospectuses allegedly were materially misleading, contained untrue statements of material fact and omitted material facts in describing the strategic objectives and investment strategies of the Fund in relation to its investments, including its investments in Enron securities. Plaintiffs seek rescissory relief or an unspecified amount of compensatory damages. The Advisers time to move, answer or otherwise respond to the Goggins Complaint is currently stayed. On January 23, 2004, defendants moved to dismiss the Goggins Complaint. On December 10, 2004, the court granted Alliance Capitals motion and dismissed the case. On January 5, 2005, plaintiff appealed the courts decision. The Adviser, the Fund and the other defendants believe the plaintiffs allegations in the Goggins
Complaint are without merit and intend to vigorously defend against these allegations.

On October 1, 2003, a class action complaint entitled Erb, et al. v. Alliance Capital Management L.P. was filed in the Circuit Court of St. Clair County, Illinois, against the Adviser. The plaintiff, purportedly a shareholder in the Fund, alleges that the Adviser breached unidentified provisions of the Funds prospectus and subscription and confirmation agreements that allegedly required that every security bought for the Funds portfolio must be a 1-rated stock, the highest rating that the Advisers research analysts could assign. Plaintiff alleges that the Adviser impermissibly purchased shares of stocks that were not 1-rated. On June 24, 2004, plaintiff filed an amended complaint. The amended complaint makes allegations similar to those contained in the previous complaint,however, it adds a new plaintiff and seeks to allege claims on behalf of a purported class of persons or entities holding an interest in any portfolio managed by the Advisers Large Cap Growth Team. The amended complaint alleges that the Adviser breached its contracts with these persons or entities by impermissibly purchasing shares of stocks that were not 1-rated. Plaintiffs seek rescission of all purchases of any non-1-rated stocks the Adviser made for the Fund and other Large Cap Growth Team clients portfolios over the past eight years, as well as an unspecified amount of damages. On July 13, 2004, the Adviser removed the Erb action to the United States District Court for the Southern District of Illinois on the basis that plaintiffs claims are preempted under the Securities Litigation Uniform Standards Act. On August
30, 2004, the District Court remanded the action to the Circuit Court.
On September 15, 2004, the Adviser filed a notice of appeal with respect to the District Courts order. On September 2, 2005, the Advisers appeal was denied. The Adviser believes that plaintiffs allegations in the amended Erb complaint are without merit and intends to vigorously defend against these allegations.

As has been previously reported, the staff of the U.S. Securities and Exchange Commission (SEC) and the Office of New York Attorney General
(NYAG) have been investigating practices in the mutual fund industry identified as market timing and late trading of mutual fund shares. Certain other regulatory authorities have also been conducting investigations into these practices within the industry and have requested that the Adviser provide information to them. The Adviser has been cooperating and will continue to cooperate with all of these authorities.

On December 18, 2003, the Adviser confirmed that it had reached terms with the SEC and the NYAG for the resolution of regulatory claims relating to the practice of market timing mutual fund shares in some of the AllianceBernstein Mutual Funds. The agreement with the SEC is reflected in an Order of the Commission (SEC Order). The agreement with the NYAG is memorialized in an Assurance of Discontinuance dated September 1, 2004 (NYAG Order). Among the key provisions of these agreements are the following:

(i) The Adviser agreed to establish a $250 million fund (the Reimbursement
Fund) to compensate mutual fund shareholders for the adverse effects of market timing attributable to market timing relationships described in the SEC Order. According to the SEC Order, the Reimbursement Fund is to be paid, in order of priority, to fund investors based on (i) their aliquot share of losses suffered by the fund due to market timing, and (ii) a proportionate share of advisory fees paid by such fund during the period of such market timing;

(ii) The Adviser agreed to reduce the advisory fees it receives from some of the AllianceBernstein long-term, open-end retail funds until December31, 2008; and

(iii) The Adviser agreed to implement changes to its governance and compliance procedures. Additionally, the SEC Order and the NYAG Order contemplate that the Advisers registered investment company clients, including the Fund, will introduce governance and compliance changes.

In anticipation of final, definitive documentation of the NYAG Order and effective January 1, 2004, the Adviser began waiving a portion of its advisory fee. On September 7, 2004, the Funds investment advisory agreement was amended to reflect the reduced advisory fee at the annual rate of .75% of the first $2.5 billion, .65% of the next $2.5 billion and .60% in excess of $5 billion, of the Funds average daily net assets.

A special committee of the Advisers Board of Directors, comprised of the members of the Advisers Audit Committee and the other independent member of the Advisers Board, is continuing to direct and oversee an internal investigation and a comprehensive review of the facts and circumstances relevant to the SECs and the NYAGs investigations.

In addition, the Independent Directors of the Fund (the Independent Directors) have initiated an investigation of the above-mentioned matters with the advice of an independent economic consultant and independent counsel. The Independent Directors have formed a special committee to supervise the investigation.

On October 2, 2003, a purported class action complaint entitled Hindo, et al. v. AllianceBernstein Growth & Income Fund, et al. (Hindo Complaint) was filed against the Adviser, Alliance Capital Management Holding L.P. (Alliance Holding), Alliance Capital Management Corporation, AXA
Financial, Inc., the AllianceBernstein Funds, certain officers of the Adviser (Alliance defendants), and certain other defendants not affiliated with the Adviser, as well as unnamed Doe defendants. The Hindo Complaint was filed in the United States District Court for the Southern District of New York by alleged shareholders of two of the AllianceBernstein Funds. The Hindo Complaint alleges that certain of the Alliance defendants failed to disclose that they improperly allowed certain hedge funds and other unidentified parties to engage in late trading and market timing of AllianceBernstein Fund securities, violating Sections 11 and 15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Sections 206 and 215 of the Advisers Act. Plaintiffs seek an unspecified amount of compensatory damages and rescission of their contracts with the Adviser, including recovery of all fees paid to the Adviser pursuant to such contracts.

Since October 2, 2003, numerous additional lawsuits making factual allegations generally similar to those in the Hindo Complaint were filed in various federal and state courts against the Adviser and certain other defendants, and others may be filed. The plaintiffs in such lawsuits have asserted a variety of theories for recovery including, but not limited to, violations of the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act, the Employee Retirement Income Security Act of 1974, as amended (ERISA), certain state securities laws and common law. All state court actions against the Adviser either were voluntarily dismissed or removed to federal court. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred all federal actions to the United States District Court for the District of Maryland (the Mutual Fund MDL). All of the actions removed to federal court were also transferred to the Mutual Fund MDL. The plaintiffs in the removed actions have since moved for remand, and that motion is pending.

On September 29, 2004, plaintiffs filed consolidated amended complaints with respect to four claim types: mutual fund shareholder claims; mutual fund derivative claims; derivative claims brought on behalf of Alliance Holding; and claims brought under ERISA by participants in the Profit Sharing Plan for Employees of the Adviser. All four complaints include substantially identical factual allegations, which appear to be based in large part on the SEC Order and the NYAG Order. The claims in the mutual fund derivative consolidated amended complaint are generally based on the theory that all fund advisory agreements, distribution agreements and 12b-1 plans between the Adviser and the AllianceBernstein Funds should be invalidated, regardless of whether market timing occurred in each individual fund, because each was approved by fund trustees on the basis of materially misleading information with respect to the level of market timing permitted in funds managed by the Adviser. The claims asserted in the other three consolidated amended complaints are similar to those that the respective plaintiffs asserted in their previous federal lawsuits. All of these lawsuits seek an unspecified amount of damages. The Alliance defendants have moved to dismiss the complaints, and those motions are pending.

On February 10, 2004, the Adviser received (i) a subpoena duces tecum from the Office of the Attorney General of the State of West Virginia and (ii) a request for information from West Virginias Office of the State Auditor, Securities Commission (the West Virginia Securities Commission) (together, the Information Requests). Both Information Requests require the Adviser to produce documents concerning, among other things, any market timing or late trading in the Advisers sponsored mutual funds. The Adviser responded to the Information Requests and has been cooperating fully with the investigation.

On April 11, 2005, a complaint entitled The Attorney General of the State of West Virginia v. AIM Advisors, Inc., et al. (WVAG Complaint) was filed against the Adviser, Alliance Holding, and various other defendants not affiliated with the Adviser. The WVAG Complaint was filed in the Circuit Court of Marshall County, West Virginia by the Attorney General of the State of West Virginia. The WVAG Complaint makes factual allegations generally similar to those in the Hindo Complaint. On May 31, 2005, defendants removed the WVAG
Complaint to the United States District Court for the Northern
District of West Virginia. On July 12, 2005, plaintiff moved to remand. On October 19, 2005, the WVAG Complaint was transferred to the Mutual Fund MDL.

On August 30, 2005, the deputy commissioner of securities of the West Virginia Securities Commission signed a Summary Order to Cease and Desist, and Notice of Right to Hearing addressed to the Adviser and Alliance Holding. The Summary Order claims that the Adviser and Alliance Holding violated the West Virginia Uniform Securities Act, and makes factual allegations generally similar to those in the Commission Order and the NYAG Order. On January 26, 2006, the Adviser, Alliance Holding, and various unaffiliated defendants filed a Petition for Writ of Prohibition and Order Suspending Proceedings in West Virginia state court seeking to vacate the Summary Order and for other relief.
The Adviser intends to vigorously defend against the allegations in the WVAG Complaint.

On June 22, 2004, a purported class action complaint entitled
Aucoin, et al. v. Alliance Capital Management L.P., et al.
(Aucoin Complaint) was filed against the Adviser, Alliance Holding , Alliance Capital Management Corporation, AXA Financial, Inc., AllianceBernstein Investment Research & Management, Inc., certain current and former directors of the AllianceBernstein Mutual Funds, and unnamed Doe defendants. The Aucoin Complaint names certain of the AllianceBernstein mutual funds as nominal defendants. The Aucoin Complaint was filed in the United States District Court for the Southern District of New York by an alleged shareholder of an AllianceBernstein mutual fund. The Aucoin Complaint alleges, among other things, (i) that certain of the defendants improperly authorized the payment of excessive commissions and other fees from fund assets to broker-dealers in exchange for preferential marketing services,
(ii) that certain of the defendants misrepresented and omitted from registration statements and other reports material facts concerning such payments, and (iii) that certain defendants caused such conduct as control persons of other defendants. The Aucoin Complaint asserts claims for violation of Sections 34(b), 36(b) and 48(a) of the Investment Company Act, Sections 206 and 215 of the Advisers
Act, breach of common law fiduciary duties, and aiding and abetting breaches of common law fiduciary duties. Plaintiffs seek an unspecified amount of compensatory damages and punitive damages, rescission of their contracts with the Adviser, including recovery of all fees paid to the Adviser pursuant to such contracts, an accounting of all fundrelated fees, commissions and soft dollar payments, and restitution of all unlawfully or discriminatorily obtained fees and expenses.

Since June 22, 2004, nine additional lawsuits making factual allegations substantially similar to those in the Aucoin Complaint were filed against the Adviser and certain other defendants. All nine of the lawsuits (i) were brought as class actions filed in the United States District
Court for the Southern District of New York, (ii) assert claims substantially identical to the Aucoin Complaint, and (iii) are brought on behalf of shareholders of the Funds. On February 2, 2005, plaintiffs filed a consolidated amended class action complaint
(Aucoin Consolidated Amended Complaint) that asserts claims substantially similar to the Aucoin Complaint and the nine additional lawsuits referenced above. On October 19, 2005, the District Court dismissed each of the claims set forth in the Aucoin Consolidated
Amended Complaint, except for plaintiffs claim under Section 36(b) of the Investment Company Act. On January 11, 2006, the District
Court granted defendants motion for reconsideration and dismissed the remaining Section 36(b) claim. Plaintiffs have moved for leave to amend their consolidated complaint.

It is possible that these matters and/or other developments resulting from these matters could result in increased redemptions of the AllianceBernstein Mutual Funds shares or other adverse consequences to the AllianceBernstein Mutual Funds. This may require the AllianceBernstein Mutual Funds to sell investments held by those funds to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the AllianceBernstein Mutual Funds. However, the Adviser believes that these matters are not likely to have a material adverse effect on its ability to perform advisory services relating to the AllianceBernstein Mutual Funds.